Exhibit 15(vi) under form N-1A
                                     Exhibit 1(iii) under Item 601 /Reg.S-K

                            THE BILTMORE FUNDS
                       THE BILTMORE MUNICIPAL FUNDS

                     EXHIBIT C to 12b-1 Agreement with
                    Federated Securities Corp. ("FSC")


Portfolios

     FSC will pay the Broker fees for the following mutual funds, portfolios or classes thereof (the "Funds") effective as of the dates set forth below:

Name                                    Date

Biltmore Balanced Fund                  June 6, 1996
     (Class B Shares)
Biltmore Emerging Markets Fund          June 6, 1996
     (Class B Shares)
Biltmore Equity Fund                    June 6, 1996
     (Class B Shares)
Biltmore Equity Index Fund              June 6, 1996
     (Class B Shares)
Biltmore Fixed Income Fund              June 6, 1996
     (Class B Shares)
Biltmore Quantitative Equity Fund       June 6, 1996
     (Class B Shares)
Biltmore Short-Term Fixed Income Fund   June 6, 1996
     (Class B Shares)
Biltmore Special Values Fund            June 6, 1996
     (Class B Shares)
Biltmore Georgia Municipal Bond Fund    June 6, 1996
     (Class B Shares)
Biltmore North Carolina Municipal Bond Fund  June 6, 1996
     (Class B Shares)
Biltmore South Carolina Municipal Bond Fund  June 6, 1996
     (Class B Shares)

Administrative Fees

     1. During the term of this Agreement, FSC will pay Broker a monthly fee in respect of each Fund. This fee will be computed at the annual rate of 0.75 of 1% of the average net asset value of Shares held during the month in accounts for which the Broker provides services under this Agreement.

     2. For the monthly period in which the Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.